Exhibit 99.1

AmpliPhi Announces Departure of CEO

Jeremy Curnock Cook, Ampliphi’s Chairman, Named Interim CEO

Richmond, VA, USA, Ljubljana, Slovenia, and Sydney, Australia, September 19, 2014 – AmpliPhi BioSciences Corporation (OTC:APHB) (“AmpliPhi”), the leader in the discovery and development of bacteriophage based therapies to treat drug resistant bacterial infections, today announced that Philip J. Young has stepped down from his role as President and CEO. Mr Young’s resignation was by mutual agreement with AmpliPhi’s Board of Directors with his departure from the Company being effective Monday, September 15.

The Company also announced that AmpliPhi’s Chairman, Jeremy Curnock Cook, will serve as Interim CEO and Wendy Johnson, a member of AmpliPhi’s Board or Directors, will serve as Interim COO, overseeing the Company’s operations until a new CEO is appointed.

“On behalf of the entire Board of Directors at AmpliPhi, we would like to thank Phil for his hard work, dedication and contribution to the Company over the last three years and for laying the foundation for our future success in advancing our innovative bacteriophage technology as a new approach to dealing with the growing threat of multi-drug resistant bacterial infections,” said Mr. Cook.

Mr. Cook was responsible for identifying and managing the acquisition of the AmpliPhi phage technology into the Company and has been instrumental in refining the therapeutic phage platform concept over the past five years as the Company’s Chairman. He has a background in microbiology and a successful track record of building biotech and technology companies as an investor and director for over the past 30 years.

Ms. Johnson, who joined AmpliPhi’s Board of Directors earlier this year, has an extensive and successful career in investment and company building, also with a background in microbiology and highly experienced in regulatory affairs having served as Assistant Director with the Center for Devices and Radiological Health at the U.S. Food and Drug Administration for ten years prior to her commercial and investment career.

“AmpliPhi has emerged as a global leader in bacteriophage development with a solid technological foundation upon which to advance into human clinical studies,” said Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon (NYSE:XON), with whom AmpliPhi entered into an Exclusive Channel Collaboration last year. “On behalf of Intrexon, we wish Phil well in his future endeavors and we look forward to continue working closely with the AmpliPhi management team to deliver on the potential of phage therapies against infectious diseases.”

AmpliPhi remains focused on:

•	Moving the AmpliPhage-002 program against Staphylococcus aureus (S. aureus) infections including Methicillin-resistant S. aureus (MRSA) into clinical development and continuing research and development of the company’s other preclinical programs: AmpliPhage-001 for the treatment of Pseudomonas aeruginosa (P. aeruginosa) in Cystic Fibrosis patients; and AmpliPhage-004 for Clostridium difficile (C. difficile);

•	Continuing strategic research and development initiatives with leading industry, academic and government partners in Europe, Australia and the U.S.; and

•	Establishing a dedicated cGMP bacteriophage manufacturing facility.

“Over recent years the Company has secured $35 million in financing and entered into a number of transformational collaborations including Intrexon, the U.S. Army and the University of Leicester. Additionally, we have put in place the regulatory and manufacturing processes necessary to progress our pipeline of phage therapies. The Company is now poised for our first program to enter Phase I development in early 2015,” confirmed Mr. Cook.

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About AmpliPhi BioSciences

AmpliPhi BioSciences Corporation (OTCBB:APHB) is a biotechnology company focused on the development and commercialization of novel bacteriophage-based antibacterial therapeutics. The Company's product development programs target infections that are often resistant to existing antibiotic treatments. AmpliPhi is collaborating with a number of leading organizations, including Intrexon Corporation (NYSE:XON), the U.S. Army, The Royal Brompton Clinic in London, UK and UK-based University of Leicester, to rapidly advance bacteriophage-based therapies. The Company is headquartered in Richmond, Virginia with additional manufacturing and research operations in Ljubljana, Slovenia and Sydney, Australia.

For more information, visit www.ampliphibio.com.

About Bacteriophage

Bacteriophage are naturally occurring viruses that are highly specific for the bacterial hosts they infect. They can rapidly kill their host, amplifying themselves in the process. Bacteriophage are unaffected by antibiotic resistance and are able to disrupt bacterial biofilms. Such biofilms are a major line of defense for bacteria, contributing to antibiotic resistance. Bacteriophage are able to penetrate biofilms and replicate locally to high levels, to produce strong local therapeutic effects.

Forward Looking Statements

Statements in this press release about the potential use of bacteriophages to treat bacterial infections, the development of bacteriophage-based therapies and AmpliPhi’s clinical, research and development plans are forward looking statements subject to risks and uncertainties, including without limitation the risk that such therapies may not be successfully developed, will require extensive and expensive nonclinical and clinical testing, may not be safe or efficacious, and may not be approved for marketing by the United States Food and Drug Administration or any foreign regulatory agency. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to AmpliPhi’s business in general, see AmpliPhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, filed with the Securities and Exchange Commission (SEC) on September 12, 2014.

For more information regarding AmpliPhi please contact:

At the Company	US Media Enquiries: Lazar Partners	ROW Media Enquiries: Instinctif Partners
Baxter Phillips III Vice President, Corporate Strategy and Business Development +1.804.754.5442 bfp@ampliphibio.com	Fern Lazar/Danielle Lewis +1.212.867.1762 ampliphi@lazarpartners.com	Sue Charles/Gemma Howe/ Daniel Gooch/Emma Barlow UK: +44 (0)20 7457 2020 AUS: +61 (0)466 924218 ampliphi@instinctif.com